Filed Pursuant to Rule 433

Registration Statement Nos. 333-160987, 333-160987-01, 333-160987-02, 333-160987-03,

333-160987-04, 333-160987-05, 333-160987-06, 333-160987-07 and 333-160987-08

FLORIDA POWER & LIGHT COMPANY

Pricing Term Sheet

December 6, 2010

Issuer:  Florida Power & Light Company

Bonds:

Designation:	First Mortgage Bonds, 5.25% Series due February 1, 2041
Legal Format:	SEC Registered
Principal Amount:	$400,000,000
Date of Maturity:	February 1, 2041
Interest Payment Dates:	Each February 1 and August 1, beginning February 1, 2011
Coupon Rate:	5.25%
Price to Public:	99.752% of the principal amount thereof
Benchmark Treasury:	3.875% due August 15, 2040
Benchmark Treasury Yield:	4.287%
Spread to Benchmark
Treasury Yield:	98 basis points
Reoffer Yield:	5.267%
Trade Date:	December 6, 2010
Settlement Date:	December 9, 2010
Redemption:

Prior to August 1, 2040, at any time at 100% of the principal amount plus accrued and unpaid interest plus make-whole premium at discount rate equal to Treasury Yield plus 15 basis points, and on or after August 1, 2040, at any time at 100% of the principal amount plus accrued and unpaid interest.

CUSIP / ISIN Number:	341081 FD4 / US341081FD42

Expected Credit Ratings:*

Moody’s Investors Service Inc.	“Aa3” (stable)
Standard & Poor’s Ratings Services	“A” (stable)
Fitch Ratings	“AA-” (negative outlook)

Joint Book-Running Managers:

Credit Agricole Securities (USA) Inc.

Mizuho Securities USA Inc.

Scotia Capital (USA) Inc.

U.S. Bancorp Investments, Inc.

Wells Fargo Securities, LLC

Co-Managers:

BBVA Securities Inc.

BNY Mellon Capital Markets, LLC

Loop Capital Markets LLC

UBS Securities LLC

*    A security rating is not a recommendation to buy, sell or hold securities and should be evaluated independently of any other rating. The rating is subject to revision or withdrawal at any time by the assigning rating organization.

The terms “make-whole premium” and “Treasury Yield” have the meanings ascribed to those terms in the issuer’s Preliminary Prospectus Supplement, dated December 6, 2010.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Credit Agricole Securities (USA) Inc. toll-free at 1-866-807-6030, Mizuho Securities USA Inc. toll-free at 1-866-271-7403, Scotia Capital (USA) Inc. toll-free at 1-800-372-3930, U.S. Bancorp Investments, Inc. toll-free at 1-877-558-2607 or Wells Fargo Securities, LLC toll-free at 1-800-326-5897.